Exhibit 99.1

Contact
Kimberly Rutherford
Corporate Communications
832.601.6193
kimberly.rutherford@usoncology.com

US Oncology Reports Financial Results for Second Quarter 2005

(Houston, August 8, 2005) – US Oncology Holdings, Inc. (“Holdings”), the parent company of US Oncology, Inc. (“US Oncology” or the “Company”), one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research, reported its financial results for the three and six months ended June 30, 2005.

“After six months of the new ASP reimbursement environment, we are pleased with the network’s and the Company’s ability to manage these changes. While ASP levels did not meet our initial expectations, we take pride in the manner in which the network has faced these reimbursement challenges — by maintaining a strong commitment to strategic growth initiatives, such as the diversification of patient services and adding additional physicians, combined with continuing our focus on operational metrics, such as effective cost and cash flow management,” said Dale Ross, chairman and chief executive officer of Holdings.

The results of Holdings include those of US Oncology, its wholly owned subsidiary, which is its sole asset. All operations are conducted through US Oncology and its subsidiaries and, with the exception of the debt and equity capitalization of Holdings and related items, the results of operations and assets and liabilities of Holdings are substantially identical to those of US Oncology. In addition to the unaudited financial statements of Holdings, a reconciliation of differences between the financial statements of Holdings and US Oncology appears as an exhibit to this press release.

The table below provides a comparison of the second quarter results to the preceding quarter and comparable period in the prior year.

	Q2 2005	Q2 2004	% Change	Q1 2005	% Change
Revenues	$620.7	$565.2	9.8%	$584.6	6.2%
Net income	5.5	24.5	(77.6)	2.2	150.0
Adjusted Net income (1)	5.5	24.5	(77.6)	10.4	(47.1)
Adjusted EBITDA (1)	59.4	64.2	(7.5)	60.9	(2.5)

Results for the six months ended June 30, 2005 are compared to the corresponding prior year period in the table below.

	Six Months ended June 30,
	2005	2004	% Change
Revenues	$1,205.3	$1,090.2	10.6
Net income	7.7	44.7	(82.8)
Adjusted Net income (1)	15.9	44.7	(64.4)
Adjusted EBITDA (1)	120.3	120.2	—

(1)	Adjusted Net income and EBITDA exclude compensation expense associated with Holdings’ long-term incentive plan in the first quarter of 2005, which was incurred as a result of the $250 million dividend paid to the stockholders of Holdings during the second quarter of 2005. Refer to the reconciliation of Net Income and Net Income to EBITDA, which appears as an exhibit to this press release.

Changes in Medicare Reimbursement

Effective January 1, 2005, Medicare changed the way in which it reimburses providers for oncology pharmaceuticals administered in physicians’ offices, including those in the US Oncology network. Medicare now pays oncologists the average sales price, or ASP, for drugs plus six percent. Previously, Medicare reimbursed physicians for oncology pharmaceuticals based on average wholesale price, or AWP, which is significantly higher than ASP. This shift in reimbursement methodology represented approximately a 15 percent reduction in reimbursement for oncology pharmaceuticals paid during the first quarter of 2005, as compared to 2004 levels, and is partially offset by the implementation of the Medicare demonstration project, which is currently effective only until December 31, 2005. Because a significant majority of US Oncology’s service revenues and margins is based upon the revenues and margins of our affiliated practices, this change negatively affected US Oncology’s financial performance.

Since implementation, ASP has not remained constant. ASP for the second quarter of 2005 resulted in a further reduction in Medicare reimbursement for pharmaceuticals administered by affiliated practices of approximately five percent from the first quarter of 2005 and, similarly, ASP for the third quarter is expected to result in a further reduction of two percent from the second quarter of 2005. The adverse impact of ASP implementation, including the further reduction in the third quarter, has been partially mitigated by the overall growth of affiliated practices’ revenues. (See Results of Operations for more detail.)

On July 6, 2005, the Centers for Medicare and Medicaid Services introduced an Interim Final Rule on the Competitive Acquisition Program (“CAP”), scheduled to begin January 1, 2006. Under CAP, physician practices may opt to have an external vendor provide and bill Medicare for the drugs and biologicals administered in physicians’ offices. Interested parties have until September 6, 2005 to comment on the interim rule. Given the uncertainty regarding how the program will be implemented and which vendors will be providing CAP services and under what terms, the Company is not able to assess the impact of CAP at this time.

“After a thorough review of the proposed CAP rule, we believe significant risks for oncology practices and vendors remain, despite the best efforts and intentions of CMS and Congress. Therefore, we had decided to not participate in the bidding process to become a CAP vendor. We were pleased to hear, last week, that CMS delayed the vendor bidding and physician election processes,” said Ross.

“This delay will provide additional time for CMS to carefully review and analyze the comments received on the Interim Final Rule, and perhaps, find new ways to address the concerns we voiced to them about the negative implications in the areas of patient care, product integrity and the economic viability of oncology practices, as well as the increased business risks, such as bad debt exposure and drug waste expense, without adequate protection or compensation for potential vendors. We look forward to more conversations with CMS on CAP and will continue to advocate for changes to the program that address the risks that currently appear to face any practice or vendor that may elect to participate in the program, “ said Ross.

US Oncology Highlights

•	US Oncology’s adjusted EBITDA for the second quarter of 2005, was $59.4 million, compared to $64.2 million for the second quarter of 2004 and $60.9 million in the first quarter of 2005. The decrease in adjusted EBITDA from both the first quarter of 2004 and the first quarter of 2005 is due to the decrease in net Medicare reimbursement rates, partially offset by organic growth.

•	The Company’s accounts receivable days outstanding were 42 days at the end of the second quarter of 2005, compared to 44 days at the end of the second quarter of 2004 and 43 days at the end of the first quarter of 2005.

•	The Company provided operating cash flow for the six months ended June 30, 2005 of $81.1 million compared to $130.1 million for the six months ended June 30, 2004. The decrease in cash provided during the period was due to the lower net income in the current year period, primarily due to increased interest expense. As of August 4, 2005, US Oncology had approximately $160 million in cash and equivalents.

•	During the first six months of 2005, 60 additional physicians started practicing as part of our network. Taking into account departures, principally physician retirements, our network increased by a net of 14 physicians during that period.

•	During the first six months of 2005, US Oncology opened 3 cancer centers and 3 PET installations. Four cancer centers were under development as of June 30, 2005.

Results of Operations

Revenues for the quarter ended June 30, 2005 were $620.7 million, an increase of $36.1 million, or 6.2 percent, over the first quarter of 2005 and an increase of $55.5 million, or 9.8 percent, over the second quarter of 2004. Revenues for the six months ended June 30, 2005, were $1.2 billion, an increase of $115.0 million, or 10.6 percent, over the same period in 2004

Product revenues for the quarter ended June 30, 2005 were $394.5 million, an increase of $26.3 million, or 7.1 percent, from the first quarter of 2005 and an increase of $39.1 million, or 11 percent, compared to the second quarter 2004. Product revenues for the six months ended June 30, 2005 were $762.7 million, an increase of $74.8 million, or 10.9 percent, compared to the same period in 2004. The increases were caused by growth in pharmaceutical revenue attributable to physicians who were part of the Company’s network in both periods, combined with the net addition of 14 medical oncologists since the second quarter of 2004.

Cost of products for the quarter ended June 30, 2005 increased to $377.8 million from $351.0 million in the first quarter of 2005 and from $332.8 million in the second quarter of 2004. As a percentage of total revenue, cost of products was 60.8 percent during the second quarter of 2005, 60.0 percent during the first quarter of 2005 and 58.9 percent for the second quarter of 2004. Cost of products for the six months ended June 30, 2005 increased to $728.8 million from $639.5 million in the first six months of 2005. As a percentage of total revenue, cost of products was 60.5 percent during the first six months of 2005, compared to 58.7 percent for the first six months of 2004. The increase in cost of products as a percentage of total revenue is primarily the result of a growth in product revenues, combined with a reduction in Medicare reimbursement rates that adversely impacted our total revenue. Reimbursement rates under the Company’s managed care plans have not changed significantly during the six months ended June 30, 2005.

Service revenues for the quarter ended June 30, 2005 were $226.2 million, an increase of $9.8 million, or 4.6 percent, from the first quarter of 2005 and an increase of $16.4 million, or 7.8 percent, over the second quarter of 2004. Service revenues for the six months ended June 30, 2005 were $442.6 million, an increase of $40.2 million, or 10 percent, over the first six months of 2004. The increase from the prior periods is due to increased diagnostic, radiation and pharmaceutical service revenues along with revenue associated with the Medicare demonstration project, partially offset by a reduction in pharmaceutical Medicare reimbursement. The Medicare demonstration project is currently effective until December 31, 2005.

Cost of services for the quarter ended June 30, 2005 was $182.3 million, an increase of $8.4 million or 5.0 percent from the first quarter of 2005 and an increase of $15.5 million, or 9.3 percent, over the second quarter of 2004. Cost of services as a percentage of total revenues was 29.4 percent for the second quarter of 2005 and 29.6 percent in both the first quarter of 2005 and second quarter of 2004. Cost of services for the six months ended June 30, 2005 was $356.2 million, compared to $330.1 million in the first six months of 2004. Cost of services as a percentage of total revenues was 29.6 percent for the first six months of 2005 and 30.3 percent for the first six months of 2004. The decrease in cost of services as a percentage of total revenue is attributed to obtaining economies of scale from the growth in pharmaceutical, radiation and diagnostic revenues.

General and administrative expenses for the quarter ended June 30, 2005 was $19.4 million, compared to $15.4 million in the first quarter of 2005 and $16.6 million in the second quarter of 2004. The increase from the second quarter 2004 is primarily attributable to investments in infrastructure to support development activities and increases in operational support to assist in the transition to ASP, combined with restricted stock amortization expense. We also typically experience an increase in general and administrative expenses between the first and second quarters due to merit increases for employees, which are awarded effective April 1.

Interest expense, net for the quarter ended June 30, 2005 was $26.9 million compared to $20.7 million in the first quarter of 2005 and $4.5 million in the second quarter of 2004. The increase from the first quarter of 2005 is attributable to the issuance of the $250.0 million Senior Floating Rate Notes late in the first quarter. The increase from the second quarter of 2004 is due to the increase in the Company’s indebtedness as a result of the privatization transaction, in August 2004 and the issuance of $250.0 million of Senior Floating Rate Notes in the first quarter of 2005.

Net income for the quarter ended June 30, 2005 was $5.5 million compared to $2.2 million for the first quarter of 2005 and $24.5 million for the second quarter of 2004. Net income for the six months ended June 30, 2005 was $7.7 million compared to $44.7 million for the first six months of 2004. The decrease in net income from the comparable periods in 2004 is primarily the result of the increase in interest expense discussed previously. The increase in net income for the second quarter of 2005 over the first quarter of 2005 is primarily attributable to compensation expense of $14.5 million (pre-tax) associated with the long-term incentive plan which was incurred during the first quarter, offset by increased interest expense of $6.0 million (pre-tax) associated with the March, 2005 debt offering incurred during the second quarter.

“Our clinical research network continues to contribute significantly to the development of new therapies, and during the past several months, their accomplishments have received national recognition. Three of our affiliated practices were recognized at ASCO’s national meeting in May with Clinical Trial Participation awards. This was the second consecutive year that US Oncology network practices were recognized for their commitment to cancer research. We are very proud of the accomplishments of our research organization and this well-deserved recognition,” said Ross.

As previously disclosed, a key initiative for the Company this year is the development of its pharmaceutical distribution operations. Build out and installation of systems and equipment at the Company’s 75,000 square foot distribution facility in Fort Worth, TX is nearly complete, and a management team for the operation is in place. The Company is currently in the process of negotiating arrangements with pharmaceutical manufacturers and finalizing staffing for distribution. It expects to commence operations early in the fourth quarter of 2005. Total investment in distribution facilities and equipment is expected to be approximately $15 million of which $7.2 million has been incurred as of June 30, 2005. In addition, the Company will be required to build up and maintain, on an ongoing basis, approximately $100 million in inventory at its distribution center. The Company expects to make these investments during the remainder of 2005 from available cash generated by operations and borrowings under the existing line of credit.

In addition, the Company continually seeks to increase the size of currently affiliated groups through physician recruitment and to pursue affiliations with additional oncology groups. As of June 30, 2005, the Company had four cancer centers in development.

The company currently anticipates that EBITDA for the full year 2005 will be approximately $225 million to $230 million. This includes the impact of a $14.5 million compensation expense relating to a payment under the company’s long-term incentive plan made during the second quarter of 2005. This estimate is a forward-looking statement and is subject to uncertainty. Investors should refer to the company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the company’s filings with the Securities and Exchange Commission.

Merger Transaction

On August 20, 2004, US Oncology became a wholly owned subsidiary of Holdings in a merger transaction valued at approximately $1.6 billion. Holdings is owned by Welsh, Carson, Anderson & Stowe IX, L.P., its affiliates, certain members of management and other investors. Shareholders (other than certain continuing investors in Holdings) received $15.05 per share in cash for their equity interests in US Oncology. As a result of the merger US Oncology became a private company, and US Oncology’s common stock is no longer listed on the NASDAQ Stock Market. The cash consideration for the merger was financed by a combination of debt financing, an equity investment by Holdings, and the Company’s cash on hand. The merger transaction was accounted for under purchase accounting and results in predecessor and successor accounting. Holdings’ financial data included in this release for the period subsequent to the merger (successor period), includes the financial data for Holdings and US Oncology, its wholly owned subsidiary. The financial data for the period from January 1, 2004 through June 30, 2004 (predecessor period) includes the financial data for US Oncology only.

US Oncology will broadcast its second quarter financial results conference call on Monday, August 8, 2005 at 10:00 A.M. Central Daylight Time. The live call, as well as the archived replay of the event, will be available through the news center on the company’s Web site www.usoncology.com.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 944 physicians operating in 481 locations, including 82 outpatient comprehensive cancer centers and 13 radiation-only sites of service in 33 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including legislation relating to prescription drug reimbursement under Medicare, including the way in which such legislation is implemented with respect to modifications in practice expense reimbursement, calculation of average sales price, implementation of third-party vendor programs and other matters, the impact of the legislation on other aspects of our business (such as private payor reimbursement, the Company’s ability to obtain favorable pharmaceutical pricing, the ability of practices to continue offering chemotherapy services to Medicare patients or maintaining existing practice sites, physician response to the legislation, including with respect to retirement or choice of practice setting, development activities, and the possibility of additional impairments of assets, including management services agreements), the Company’s ability to service substantial indebtedness and comply with related covenants in debt agreements, reimbursement for pharmaceutical products generally, our ability to implement our distribution initiative and other strategic initiatives, our ability to maintain good relationships with existing practices, expansion into new markets and development of existing markets, our ability to complete cancer centers and PET facilities currently in development, our ability to recover the costs of our investments in cancer centers, our ability to complete negotiations and enter into agreements with practices currently negotiating with us, reimbursement for health-care services, continued efforts by payors to lower their costs, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, concentration of product purchases and favorable pricing with a small number of vendors, changes in cancer therapy or the manner in which care is delivered, drug utilization, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc.’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-4, filed with the SEC July 27, 2005, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the terms “EBITDA”, “Adjusted Net Income” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation). Adjusted Net Income and Adjusted EBITDA exclude merger-related charges and compensation expense associated with its long-term incentive plan. EBITDA, Adjusted Net Income and Adjusted EBITDA are not calculated in accordance with generally accepted accounting principles of the United States (“GAAP”). EBITDA, Adjusted Net Income and Adjusted EBITDA are derived from relevant items in the Company’s GAAP financials. A reconciliation of EBITDA, Adjusted Net Income and Adjusted EBITDA to the income statement is included in this release.

Management believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA, among other financial measures, to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites. Our senior secured credit facility also requires that we comply on a quarterly basis with certain financial covenants which include EBITDA as a financial measure. Adjusted Net Income and Adjusted EBITDA exclude certain items because management believes excluding these items provides a better representation of our ongoing operations.

Management believes that presentation of this selected non-GAAP information is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. In all events, the selected non-GAAP information is not intended to be a substitute for GAAP measures, and investors are advised to review such non-GAAP measures in conjunction with GAAP information provided herein.

US ONCOLOGY HOLDINGS, INC.

Key Operating Statistics

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
	(Successor)	(Predecessor)		(Successor)	(Predecessor)
Physician Summary:

PPM physicians	803	805	(0.2)	803	805	(0.2)
Service Line physicians	141	109	29.4	141	109	29.4

Total physicians	944	914	3.3	944	914	3.3

Medical Oncology/Hematology:

Medical
oncologists/hematologists	770	756	1.9	770	756	1.9
Medical oncology visits per operating day (1)	9,357	9,292	0.7	9,279	9,166	1.2
Other oncologists	45	36	25.0	45	36	25.0

Radiation Oncology:

Radiation oncologists	129	122	5.8	129	122	5.8
Radiation treatments per operating day	2,813	2,522	11.6	2,845	2,509	13.4
IMRT treatments per operating day (2)	412	245	68.1	416	225	84.9
Radiation oncology facilities	95	90	5.6	95	90	5.6

Imaging/Diagnostics:

PET systems	29	25	16.0	29	25	16.0
PET scans per operating day	148	113	30.9	144	104	38.5
CT treatments per operating day	570	408	39.8	547	380	44.0

New patients enrolled in research studies during the quarter	943	718	31.4	1,754	1,461	20.1

Accounts receivable days outstanding at the end of the quarter	42	44	(4.6)	42	44	(4.6)

Notes to statistical data:

Certain reclassifications have been made to 2004 statistical data to conform to the current year presentation.

(1)	Medical oncology visits include information for practices affiliated under the practice management model, only, and do not include results of service line practices.
(2)	IMRT treatments per operating day are included in radiation treatments per operating day

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Product revenues	$394,507	$355,454	$762,707	$687,929
Service revenues	226,170	209,789	442,558	402,310

Total revenues	620,677	565,243	1,205,265	1,090,239

Cost of products	377,753	332,783	728,761	639,549
Cost of services:

Operating compensation and benefits	105,131	96,461	203,309	189,154
Other operating costs	59,986	55,216	120,048	112,017
Depreciation and amortization	17,203	15,131	32,868	28,957

Total cost of services	182,320	166,808	356,225	330,128

Total cost of products and services	560,073	499,591	1,084,986	969,677
General and administrative expense	19,393	16,616	34,808	29,300
Compensation expense under long-term incentive plan	—	—	14,507	—
Depreciation and amortization	4,091	5,205	9,322	10,333

	583,557	521,412	1,143,623	1,009,310

Income from operations	37,120	43,831	61,642	80,929
Other income (expense):
Interest expense, net	(26,879)	(4,541)	(47,590)	(8,923)
Other income	—	622	—	622

Income before income taxes	10,241	39,912	14,052	72,628
Income tax provision	(4,701)	(15,366)	(6,347)	(27,962)

Net income	$5,540	$24,546	$7,705	$44,666

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2005	2004
	(Successor)	(Predecessor)
Cash flows from operating activities:
Net cash provided by operating activities	$81,097	$130,106

Cash flows from investing activities:
Acquisition of property and equipment	(41,468)	(37,853)
Payments in affiliation transactions	(3,765)	—
Proceeds from sale of real estate interests in joint venture	900	—
Proceeds from contract separation	1,807	—

Net cash used in investing activities	(42,526)	(37,853)

Cash flows from financing activities:
Equity investment	899	—
Proceeds from indebtedness	13,245	—
Proceeds from senior notes, net	242,800	—
Repayment of term loan	(15,912)	—
Repayment of other indebtedness	(4,358)	(10,001)
Payment of dividends on preferred stock	(200,015)	—
Payment of dividends on common stock	(49,985)	—
Proceeds from exercise of options	—	18,599
Purchase of treasury stock	—	(4,247)

Net cash provided by (used in) financing activities	(13,326)	4,351

Increase in cash and equivalents	25,245	96,604
Cash and equivalents:
Beginning of period	120,400	124,514

End of period	$145,645	$221,118

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited, in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and equivalents	$145,645	$120,400
Accounts receivable	325,128	308,561
Other receivables	120,043	95,487
Prepaid expenses and other current assets	19,724	16,556
Inventories	27,410	5,080
Deferred income taxes	7,699	10,736
Due from affiliates	43,689	53,864

Total current assets	689,338	610,684
Property and equipment, net	398,274	383,141
Service agreements, net	248,482	255,680
Goodwill	714,743	730,278
Other assets	58,728	52,015

	$2,109,565	$2,031,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$10,848	$10,063
Accounts payable	263,872	181,136
Due to affiliates	117,354	112,221
Accrued compensation cost	27,382	31,322
Accrued interest payable	30,991	25,315
Income taxes payable	1,453	23,297
Other accrued liabilities	32,820	40,753

Total current liabilities	484,720	424,107
Deferred revenue	7,030	6,692
Deferred income taxes	31,927	28,980
Long-term indebtedness	1,221,126	978,937
Other long-term liabilities	10,185	176

Total liabilities	1,754,988	1,438,892
Minority interest	12,555	10,583
Preferred stock, 15,000 shares authorized, 13,939 shares issued and outstanding	283,199	469,838
Stockholders’ equity:
Common stock, $0.001 par value, 250,000 shares authorized, 119,391 and 118,974 shares issued and outstanding	119	119
Additional paid-in capital	61,781	108,176
Deferred compensation	(5,301)	(6,794)
Accumulated other comprehensive income, net of tax	(819)	—
Retained earnings	3,043	10,984

Total stockholders’ equity	58,823	112,485

	$2,109,565	$2,031,798

US ONCOLOGY HOLDINGS, INC.

Reconciliation of Net Income and Selected Balance Sheet Data

(in thousands)

(unaudited)

Reconciliation of Net income:

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Net income	$5,540	$24,546	$7,705	$44,666

Plus: Compensation expense under the			14,507	—
long-term incentive plan	—	—
Tax effect	—	—	(6,267)	—

Adjusted net income	$5,540	$24,546	$15,945	$44,666

Reconciliation of Holdings Net income to US Oncology Net income:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Holdings Net income	$5,540	$7,705

Add back: General and administrative expense	196	196
Interest expense	6,009	6,257
Tax effect of change in effective tax rates for Holdings	(1,988)	(1,972)

US Oncology Net income	$9,757	$12,186

Reconciliation of Selected Balance Sheet Data:

	June 30, 2005
	US Oncology, Inc.	Holdings combining entries and eliminations	US Oncology Holdings, Inc.
Total assets	$2,100,684	$8,881	$2,109,565
Total liabilities	1,497,296	257,692	1,754,988
Preferred stock	—	283,199	283,199
Stockholders’ equity	590,833	(532,010)	58,823

US ONCOLOGY HOLDINGS, INC.

Reconciliation of Net Income to EBITDA

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Net income	$5,540	$24,546	$7,705	$44,666

Add back: Interest expense, net and other	26,879	3,919	47,590	8,301
Income tax expense	4,701	15,366	6,347	27,962
Depreciation and amortization	21,294	20,336	42,190	39,290
Amortization of stock compensation	949	—	1,913	—

EBITDA(1)	59,363	64,167	105,745	120,219

Plus: Compensation expense under the long-term incentive plan	—	—	14,507	—

Adjusted EBITDA(2)	59,363	64,167	120,252	120,219

Changes in assets and liabilities	46,953	39,333	4,534	41,870
Undistributed earnings (losses) in joint ventures	45	138	898	32
Non-cash stock compensation expense	948	23	1,913	48
Deferred income taxes	5,067	2,200	7,437	4,200
Interest expense, net and other	(26,879)	(3,919)	(47,590)	(8,301)
Income tax expense	(4,701)	(15,366)	(6,347)	(27,962)

Net cash provided by operating activities	$80,796	$86,576	$81,097	$130,106

(1)	EBITDA represents income from operations plus depreciation, amortization and amortization of stock compensation. EBITDA, a non-GAAP financial measure, is presented herein because management believes it is a widely accepted financial indicator of the ability to incur and service debt. The Company’s presentation of EBITDA is intended to supplement, and not replace our presentation of net income or other GAAP measures. The Company’s calculation of EBITDA may not be comparable to similarly-titled measures reported by other companies.
(2)	Adjusted EBITDA represents income from operations plus depreciation, amortization, amortization of stock compensation and compensation expense under the long-term incentive plan. Adjusted EBITDA, a non- GAAP financial measure, is presented herein because management believes it is a widely accepted financial indicator of the ability to incur and service debt. The Company’s presentation of Adjusted EBITDA is intended to supplement, and not replace our presentation of net income or other GAAP measures. The Company’s calculation of Adjusted EBITDA may not be comparable to similarly-titled measures reported by other companies.